Exhibit 99.1

Brightspeed Announces Launch of Debt Financing

CHARLOTTE, N.C., Sept. 16, 2022 /PRNewswire/ – Connect Holding II LLC d/b/a Brightspeed (“Brightspeed”) today commenced marketing to potential lenders and investors the debt financing for its previously announced acquisition (the “Acquisition”) of the incumbent local exchange carrier business of Lumen Technologies, Inc. located in 20 states across the Midwest, Mid-Atlantic and Southeast regions of the United States.

Brightspeed expects the debt financing to be comprised of approximately $5.465 billion of secured debt, including a $600 million revolving credit facility, which is expected to be (i) guaranteed by all of Brightspeed’s subsidiaries, including Embarq Corporation (“Embarq”) and its transferred subsidiaries, and (ii) secured by substantially all of the assets of Brightspeed and its subsidiary guarantors, other than the assets of Embarq and certain subsidiaries of Embarq that are “restricted subsidiaries” under the indenture governing Embarq’s 7.995% senior notes due 2036 (the “Embarq Notes”).

In connection with the Acquisition, Embarq will be acquired by Brightspeed and the Embarq Notes are expected to remain outstanding as obligations of Embarq. The Embarq Notes are not expected to be guaranteed by any of Embarq’s subsidiaries (or by Brightspeed or other subsidiaries of Brightspeed) or secured by any assets of Embarq or its subsidiaries (or assets of Brightspeed or other subsidiaries of Brightspeed).

The debt financing is subject to market and other conditions, and may not occur on the terms described above or at all.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” and are subject to various risks, uncertainties and assumptions. Statements that are not historical in nature, and which may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will” and similar expressions (or the negative of such expressions) are forward-looking statements. Forward-looking statements are made based on our current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Brightspeed

Headquartered in Charlotte, N.C. and expected to have assets and associated operations in 20 states, Brightspeed will provide broadband and telecommunications services through a network platform capable of serving more than 6 million homes and businesses. The company aims to bridge the digital divide by deploying a state-of-the-art fiber network and a customer experience that makes staying connected simple and seamless. For more information about Brightspeed, visit the company’s website, www.brightspeed.com.

Media Contact:

pr@brightspeed.com